EXHIBIT A(5)

FORM OF UNIT CERTIFICATE
(Face of Unit Certificate)

THIS UNIT CERTIFICATE DOES NOT EVIDENCE AN OBLIGATION OF, OR AN INTEREST IN, AND IS NOT GUARANTEED BY THE DEPOSITOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. THIS UNIT CERTIFICATE IS NOT INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS UNIT CERTIFICATE IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF AND EVIDENCES ALL UNITS OF OLDEN LANE TRUST OF THE BELOW-NAMED SERIES. THIS UNIT CERTIFICATE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A UNIT CERTIFICATE REGISTERED, AND NO TRANSFER OF THIS UNIT CERTIFICATE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF.

UNLESS THIS UNIT CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUSTEE, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY UNIT CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP No.: [●]
SERIES [●] OF OLDEN LANE TRUST

The following terms apply to this Unit Certificate. Capitalized terms that are not defined the first time they are used in this Unit Certificate shall have the meanings indicated elsewhere in this Unit Certificate, or in the Governing Documents, as defined below. Reference is made to the Master Trust Agreement dated February 10, 2015 among Wilmington Trust, National Association (the “Trustee”) and Olden Lane Securities LLC (the “Depositor”) (the “Trust Agreement”) and the related Series Supplement for Series [●] of Olden Lane Trust dated [●], 2015, executed by the Depositor (the “Series Supplement”), along with the Master Services Agreement dated [●], 2015 (the “Master Services Agreement”) and the related Series MSA Supplement for Series [●] of Olden Lane Trust dated [●], 2015 (the “Series MSA Supplement”), each among Olden Lane Trust, Depositor, Olden Lane Advisors LLC (the “Evaluator” and “Supervisor”) and [●] (the “Custodian”, “Administrator” and “Transfer Agent”) (together, the Trust Agreement, Series Supplement, Master Services Agreement and Series MSA Supplement being referred to herein as the “Governing Documents”).  The terms and conditions of the Units as fully set forth in the Governing Documents are hereby incorporated by reference in their entirety into this Unit Certificate and shall be binding upon the parties hereto.  In the event of a conflict between the terms of the Governing Documents and this Unit Certificate, the Governing Documents shall control.

This Unit Certificate evidences an undivided beneficial interest in all Units of the Olden Lane Trust of the above-referenced Series (the “Trust”). The Depositor may, in its discretion and if permitted by the Governing Documents, deposit additional Securities and/or additional Derivative Transactions from time to time with the Trustee.

The registered holder of this Unit Certificate is entitled, at any time, upon tender of this Unit Certificate to the Transfer Agent, endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form, to the unit investment trust division office of the Transfer Agent at [●] or at such other address as shall be specified by the Transfer Agent in writing and, upon payment of any tax or other governmental charges, to receive on or before the seventh calendar day following the day on which such tender is made or, if such calendar day is not a Trading Day, on the first Trading Day prior to such calendar day, an amount in cash or cash equivalents equal to the evaluation of the undivided beneficial interest in the Trust evidenced by this Unit Certificate, upon the basis provided for in the Governing Documents.  The right of redemption may be suspended and the date of payment may be postponed for more than seven calendar days under certain limited conditions.

The Record Date and Distribution Date are as set forth in the Governing Documents. The undivided beneficial interest represented by this Unit Certificate with respect to the Series Income and Series Capital Accounts (after any applicable deductions) shall be distributed on, or shortly after, each Distribution Date in the manner and subject to the limitations specified in the Governing Documents, if applicable. All distributions from the Series Income and Series Capital Accounts shall be made to the holder of record of this Unit Certificate at the close of business on the Record Date prior to the Distribution Date on which such distributions are made, provided that no distributions need be made from the Series Capital Account if the balance therein is less than an amount specified in the Governing Documents.

The Trust shall dissolve upon the maturity, redemption, sale, termination or other disposition, as the case may be, of all of the assets held in the Trust (including any Derivative Transactions entered into by the Trust) unless sooner dissolved in accordance with the terms of the Governing Documents, and the Trust shall dissolve at any time by the written consent of 66⅔% of the Unitholders of the Trust; provided that in no event shall the Trust continue beyond its Mandatory Termination Date.  The Depositor may direct the dissolution of the Trust and make a final distribution to Unitholders (in the manner and subject to the limitations specified in the Governing Documents) if, with respect to a Derivatives Trust Series, a default, termination event or similar event under a Derivative Agreement that necessitates performance thereunder has occurred allowing the termination thereof by the Trust. The Depositor may also direct the dissolution of the Trust and make a final distribution to Unitholders (in the manner and subject to the limitations specified in the Governing Documents) if the Trust fails to meet certain minimum value and net worth thresholds as may be specified in the Governing Documents. Upon the date of any dissolution, the registration books for the Trust shall be closed.

IN WITNESS WHEREOF the Trust has caused this Unit Certificate to be executed as of the date set forth below.

OLDEN LANE TRUST SERIES [●],
a Delaware Statutory Trust

By: OLDEN LANE SECURITIES LLC,
as Depositor

By:
Name:
Title:

Dated: [●], 2015

Form of Unit Certificate – Signature Page